Exhibit 99.3

FOR IMMEDIATE RELEASE

Friday, July 23, 2004
9:00 A.M. CDT

Contacts:
Scott Baradell / Belo Corp.
214-977-2067 / sbaradell@belo.com
Mark Harrad / Time Warner Cable
203-328-0613 / mark.harrad@twcable.com

TIME WARNER CABLE AND BELO DISCONTINUE
JOINT VENTURE TO OPERATE NEWS CHANNELS IN THREE MARKETS

     STAMFORD, CT, AND DALLAS – Time Warner Cable and Belo Corp. (NYSE: BLC) announced today the discontinuation of their joint venture that operates 24-hour cable news channels in Houston and San Antonio, Texas, and Charlotte, North Carolina. The companies evaluated alternative business models and cost structures before deciding to cease operations.

     News 14 Carolina in Charlotte will continue to be on the air and now operate as a wholly-owned unit of Time Warner Cable, which also operates 24-hour news channels in Raleigh, NC; Austin, TX; Albany, NY; Syracuse, NY; Rochester, NY, and New York City. Both the Charlotte and Raleigh News 14 Carolina operations will work together to create greater efficiencies.

     Belo said it has not yet determined whether an impairment charge will result from the discontinuation of the joint venture. The amount of any such charge would be calculated after a plan to dispose of the assets is finalized by the partnership. Belo expects to recognize any such charge in the third quarter. The transaction is not material to Time Warner Cable or its parent company, Time Warner Inc.

     “Time Warner Cable has been a leader in local cable TV news,” said John Billock, chief operating officer at Time Warner Cable. “We look at local news as an important community service and a way to distinguish ourselves from the competition. While the joint-venture

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Time Warner Cable and Belo Discontinue Joint Venture
July 23, 2004
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channels delivered a quality product, they were not able to achieve the kind of sustainable audience growth on a stand-alone basis which is required for long-term viability.”

     “Each of these markets has well-established competitors, including Belo’s own broadcast stations, that made it difficult for a new brand to gain a foothold,” said Jack Sander, Belo’s president/Media Operations. “Belo continues to provide outstanding news leadership to its local communities through KHOU-TV in Houston, WCNC-TV in Charlotte, and KENS-TV in San Antonio.”

     Programming on the two Texas news channels – News 24 Houston and News 9 San Antonio – ceases immediately. The shutdown of these operations results in the termination of 190 full and part-time employees, effective today.

     Time Warner and Belo announced the joint venture in September 2000. News 14 Carolina debuted in June 2002; News 24 Houston, in December 2002; and News 9 San Antonio, in April 2003.

About Time Warner Cable

     Time Warner Cable owns and manages cable systems serving 10.9 million subscribers in 27 states, which include some of the most technologically advanced, best-clustered cable systems in the country with more than 75% of the Company’s customers in systems of 300,000 subscribers or more. Utilizing a fully upgraded advanced cable network and a steadfast commitment to providing consumers with choice, value and world-class customer service, Time Warner Cable is an industry leader in delivering advanced products and services such as video on demand, high definition television, high-speed data, wireless home networking and digital video recorders. Time Warner Cable offers local 24-hour news channels in New York City (NY1), Rochester NY (R News), Austin, TX (News 8 Austin), Raleigh, NC (News 14 Carolina), Albany, NY (Capital News 9) and Syracuse, NY (News 10 Now). Time Warner Cable is a unit of Time Warner Inc. (NYSE: TWX).

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Time Warner Cable and Belo Discontinue Joint Venture
July 23, 2004
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About Belo

     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,900 employees and $1.4 billion in annual revenues, Belo operates news and information franchises in some of America’s most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 15 markets) reaching 13.8 percent of U.S. television households; owns or operates seven cable news channels; and manages one television station through a local marketing agreement. Belo’s daily newspapers include The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive’s new media businesses include more than 30 Web sites, several interactive alliances and a broad range of Internet-based products. For more information, contact Scott Baradell, vice president/Corporate Communications, at 214-977-2067. Additional information, including earnings releases, is available online at www.belo.com.